SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                               FORM S-8
                        REGISTRATION STATEMENT
                                 under
                      THE SECURITIES ACT OF 1933


                      Reliable Power Systems, Inc.
                (f/k/a) Dencor Energy Cost Controls, Inc.
            (Exact name of registrant as specified in charter)
            Colorado                          84-0658020
(State or other jurisdiction of           (I.R.S. Employer
 incorporation or organization)          Identification No.)

             1450 West Evans, Denver, Colorado 80223
        (Address of principal executive offices and Zip Code)

                   2001 STOCK COMPENSATION PLAN I
                       (Full title of the plan)

                     Maynard Moe, Vice President
                         1450 West Evans
                     Denver, Colorado 80223
               (Name and address of agent for service)

                          (303) 922-1888
     (Telephone number, including area code, of agent for service)

                   CALCULATION OF REGISTRATION FEE

Title of      Amount     Proposed Maximum  Proposed Maximum   Amount Of
Securities To To Be      Offering Price    Aggregate          Registration
Be Registered Registered Per Share (1)     Offering Price(1)  Fee


COMMON SHARES 500,000    $0.25             $250,000           $100
No par value
OPTIONS TO    500,000    $0.00             $0.00              $0.00
PURCHASE SHARES
TOTAL                                                         $100.00
                                                            (minimum fee)


(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.


                            PART I

            INFORMATION REQUIRED IN THE PROSPECTUS

    Note: The document(s) containing the information concerning the 2001 Stock Compensation Plan I (the "Plan") of Reliable Power Systems, Inc., a Colorado corporation (the "Registrant" or the "Company"), dated April 12, 2001 required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

    a. The Company's Annual Report on Form 10-KSB and Form 10-KSB/A for the fiscal year ended December 31, 2000; and

    b.  The Company's Current Reports on Forms 8-K subsequent to
        December 31, 2000 and up to and including the date of filing of this Registration Statement;

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

    Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

    The authorized stock of the Company consists of 65,000,000 authorized shares of Common Stock, no par value, of which 10,563,878 shares were outstanding as of April 13, 2001 and 15,000,000 authorized shares of Preferred stock no par value, of which 300,000 shares of Series B Redeemable Preferred Stock were outstanding as of April 13, 2001.

Common Stock

    Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and
(iv) are entitled to one non cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

    All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Preferred Stock

    The Company currently has 300,000 shares of Series B Redeemable
Preferred Stock with a stated value of $1.00 per share. The Series B Redeemable Preferred Stock may, at the Company's option, be redeemed at its stated value or be converted into common stock having a fair market value equal to its stated value, provided that the fair market value shall be deemed to not be less less than $2.00 per share nor more than $10.00 per share. The holders of the Series B Redeemable Preferred Stock are entitled to vote on all matters submitted to the shareholders. Additionally, the Series B Redeemable Preferred Stockholders are entitled to liquidation preferences in favor of the common shareholders. The Company's Articles of Incorporation authorizes the issuance of "blank check" preferred stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without prior shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Preferred Stock or the Common Stock. Preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention of issuing any shares of preferred stock, there can be no assurance that it will not do so in the future.
If the Company issues preferred stock, such issuance may have a dilutive effect upon the common shareholders, and the purchasers of the securities offered hereby.

Transfer Agent

    The Company has appointed Computershare Investor Services, 12039 W. Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228 as transfer agent for the Common Stock. Their phone number is (303)986-5400.

Item 5. Interests of Named Experts and Counsel.

   	David Wagner & Associates, P.C., Attorneys at Law, special securities counsel to the Registrant for the purpose of this Registration Statement, and whose opinion as to the legality of the issuance of the Shares hereunder is attached hereto as Exhibit 5, do not own any common shares or other equity of the Registrant.

Item 6. Indemnification of Directors and Officers.

    Registrant's Articles of Incorporation and Bylaws and the Colorado Business Corporation Act provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

Item 7. Exemption From Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

Exhibit
Number    Description

4.1       2001 Stock Compensation Plan I, dated April 12, 2001.

5         Opinion of Counsel, David Wagner & Associates, P.C.

24.1 Consent of Gelfond Hochstadt Pangburn, P.C., independent Certified Public Accountants.

24.2		    Consent of David Wagner & Associates, P.C. (Included in
          Exhibit 5).


Item 9.  Undertakings

    1.   The Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement;

        (iii) to include any material information with respect to a plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

   (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.



SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Colorado, on this 12th day of April, 2001.

                                 Reliable Power Systems, Inc.


                                 By: /s/ Thomas J. Wiens

                                 Chief Executive Officer


                                 By: /s/ Thomas J. Wiens

                                 Chief Financial Officer


In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


SIGNATURE                  TITLE                   DATE


/s/Thomas J. Wiens       Chairman and
                         Chief Executive Officer,  April 13, 2001

/s/Maynard Moe           Director and Vice
                         President of Operation    April 13, 2001

/s/Graydon Neher         Director                  April 13, 2001



                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549


                               FORM S-8

                       REGISTRATION STATEMENT
                                under
                     THE SECURITIES ACT OF 1933


                    Reliable Power Systems, Inc.
         (Exact name of Issuer as specified in its charter)




                               E X H I B I T S


                               EXHIBIT INDEX

Exhibit
Number  Description

4.1     2001 Stock Compensation Plan I, dated April 12, 2001.

5       Opinion of Counsel, David Wagner & Associates, P.C.

24.1    Consent of Gelfond, Hochstadt Pangvurn, P.C., independent
        Certified Public Accountants.

24.2	  	Consent of David Wagner & Associates, P.C. (Included in
        Exhibit 5).


                            Exhibit 4.1
                 2001 STOCK COMPENSATION PLAN I

THIS COMPENSATION PLAN is adopted this 12th day of April, 2001, by Reliable Power Systems, Inc., a Colorado corporation with its principal place of business being located at 1450 W. Evans Street, Denver, CO 80223.

WITNESSETH:

    WHEREAS, the Board of Directors of Reliable Power Systems, Inc., (the "Company") has determined that it would be to its advantage, and in its best interests, to grant certain consultants and advisors, as well as certain employees, the opportunity to purchase stock in the Company as a result of compensation for their service; and

    WHEREAS, the Board of Directors (the "Board") believes that the Company can best obtain advantageous benefits by issuing stock and/or granting stock options to such designated individuals from time to time, although these options are not to be granted pursuant to Section 422 and related sections of the Internal Revenue Code as amended;

    NOW THEREFORE, the Board adopts this as the 2001 COMPENSATION PLAN I (the "Plan").

1.00  EFFECTIVE DATE AND TERMINATION OF PLAN
    The effective date of the Plan is April 12, 2001, which is the day the Plan was adopted by the Board. The Plan will terminate on the earlier of the date of the grant of the final option for the last share of common stock allocated under the Plan or ten years from the date thereof, whichever is earlier, and no options will be granted thereafter pursuant to this Plan.

2.00  ADMINISTRATION OF PLAN
    The Plan shall be administered by the Board, which may adopt such rules and regulations for its administration as it may deem necessary or appropriate, or may be administered by a Compensation Committee to be appointed by the Board, to have such composition and duties as the Board may from time to time determine.

3.00  ELIGIBILITY TO PARTICIPATE IN THE PLAN
    3.01 Subject to the provisions of the Plan, the Board, or its designee, shall determine and designate, from time to time those consultants, advisors, and employees of the Company, or consultants, advisors, and employees of a parent or subsidiary corporation of the Company, to whom shares are to be issued and/or options are to be granted hereunder and the number of shares to be optioned from time to time to any individual or entity. In determining the eligibility of an individual or entity to receive shares or an option, as well as in determining the number of shares to be issued and/or optioned to any individual or entity, the Board, or its designee, shall consider the nature and value to the Company for the services which have been rendered to the Company and such other factors as the Board, or its designee, may deem relevant.

    3.02 To be eligible to be selected to receive an option, an individual must be a consultant, advisor or an employee of the Company or a consultant, advisor, or an employee of a parent or subsidiary corporation of the Company. The grant of each option shall be confirmed by a Stock Option Agreement which shall be executed by the Company and the optionee as promptly as practicable after such grant. More than one option may be granted to an individual or entity. Shares shall be issued directly to such entities.

    3.03 An option may be granted to any individual or entity eligible hereunder, regardless of his previous stockholdings.

    3.04 The option price (determined as of the time the option is granted) of the stock for which any person may be granted options under this Plan (and all other plans of the Company) may be increased or reduced by the Board, or its designee, from time to time.

4.00  NUMBER OF SHARES SUBJECT TO THE PLAN
    The Board, prior to the time shall reserve for the purposes of the Plan a total of Five Hundred Thousand (500,000) of the authorized but unissued shares of common shares of the Company, provided that any shares as to which an option granted under the Plan remains unexercised at the expiration thereof may be the subject of the grant of further options under the Plan within the limits and under the terms set forth in Article 3.00 hereof.

5.00  PRICE OF COMMON SHARES
    The initial and standard price per share of common stock to be issued directly or by option shall be the Fair Market Value per share but may be changed in each case by the Board, or its designee, from time to time. If the share price is changed, the Board, or its designee, shall determine the share price no later than the date of the issuance of the shares and/or the grant of the option and at such other times as the Board, or its designee, deems necessary. The Board shall have absolute final discretion to determine the price of the common stock under the Plan. In the absence of such specific determination, the share price will be the Fair Market Value per share. "Fair Market Value" shall mean, if there is an established market for the Company's Common Stock on a stock exchange, in an over-the-counter market or otherwise, the average Closing Price of the Company's stock for the 10 consecutive trading days immediatly before the valuation date, provided that the Board may, in its discretion provide an alternative definition for Fair Market Value in the instrument granting the right or option. Unless otherwise specified by the Board at the time of grant (or in the formula applicable to such grant), the valuation date for purposes of determining the option price shall be the date of grant. The Board may specify that, instead of the date of grant, the valuation date shall be a valuation period of up to ninety (90) days prior to the date of grant, and Fair Market Value for purposes of such grant shall be the average over the valuation period of the mean of the highest and lowest quoted selling prices on each date on which sales were made in the valuation period. If there is no established market for the Company's Common Stock, or if there were no sales during the applicable valuation period, the determination of Fair Market Value shall be established by the Board in its sole discretion, considering the criteria set forth in Treas. Reg. Section 20.2031-2 or successor regulations.

6.00  SUCCESSIVE OPTIONS
    Any option granted under this Plan to a person may be exercisable at such person's discretion while there is outstanding any other stock option previously granted to such person, whether under this Plan or any other stock option plan of the Company.

7.00 PERIOD AND EXERCISE OF OPTION
    7.01. Options granted under this Plan shall expire on the first to occur of the following dates whether or not exercisable on such dates:
 (i) five (5) years from the date the option is initially granted; (ii) six (6) months from the date the person ceases employment due to permanent and total disability; (iii) the date of termination of employment for reasons other than retirement, permanent and total disability or death, unless the Board determines, in its sole discretion, that it would be in the best interest of the Company to extend the options for a period not to exceed three (3) years; or (iv) three (3) months from the date the employee retires with permission of the Board.

    7.02. Notwithstanding Section 7.01, any portion of any option which has not become exercisable pursuant to Section 7.03 prior to the death of the employee or termination of employment shall expire on the employee's date of death or termination date, if termination is for reasons other than retirement or total and permanent disability.

	7.03. Any option granted under this Plan may be immediately exercised by the holder thereof. Such an option may be exercised in whole or in part at the time it becomes exercisable or from time to time thereafter, until the expiration of the option.

8.00 PAYMENT FOR OPTIONED SHARES
    When a person holding an option granted under this Plan exercises any portion of the option he shall pay the full option price for the shares covered by the exercise of that portion of his option within one
(1) month after such exercise. As soon as practicable, after the person notifies the Company of the exercise of his option and makes payment of the required option price, the Company shall issue such shares to the person. The Board may also permit a participant to effect a cashless or net exercise of an option without tendering any shares of the Company's stock as payment for the option. In such an event, the participant will be deemed to have paid for the exercise of the option with shares of the Company's stock and shall receive from the Company a number of shares equal to the difference between (i) the shares that would have been tendered to pay the option price and withholding taxes, if any, and (ii) the number of options exercised. The Board may also cause the Company to enter into arrangements with one or more licensed stock brokerage firms whereby participants may exercise options without payment therefor but with irrevocable orders to such brokerage firm to immediately sell the number of shares necessary to pay the option price and withholding taxes, if any, and then to transmit the proceeds from such sales directly to the Company in satisfaction of such obligations.

9.00  RESTRICTIONS ON TRANSFER
    9.01 No right or privilege of any person under the Plan shall be transferable or assignable, except to the person's personal representative in the event of the person's death, and except as provided in Section 9.02, options granted hereunder are exercisable only by the person during his life.

    9.02 If a person dies holding outstanding options issued pursuant to this Plan, his personal representative shall have the right to exercise such options only within one year of the death of the person.


10.00 RECLASSIFICATION, CONSOLIDATION OR MERGER
    If and to the extent that the number of issued shares of common stock of the Company shall be increased or reduced by change in par value, split-up reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to direct issuance or an option held by a person and the option price per share shall be proportionately adjusted. If the Company is reorganized or consolidated or merged with another corporation, the person shall be entitled to receive direct issuance or options covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions.

11.00 DISSOLUTION OR LIQUIDATION
    Upon the dissolution or liquidation of the Company, the options granted hereunder shall terminate and become null and void, but the person shall have the right immediately prior to such dissolution or liquidation to exercise any options granted and exercisable hereunder to the full extent not before exercised.

12.00 BINDING EFFECT
    This Plan shall inure to the benefit of and be binding upon the Company and its employees, and their respective heirs, executors, administrators, successors and assigns.

13.00 ADOPTION OF PLAN
    This Plan has been duly adopted by the Board of Directors of the Company on April 12, 2001.

14.00 NOTICES
    Any notice to be given to the Company under the terms of this plan shall be addressed to such address as is set forth on the first page hereof.


    IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf by its President, to be sealed by its corporate seal, and attested by its Secretary effective the day and year first above written.

                                      Reliable Power Systems, Inc.


                                      By
                                      Thomas J. Wiens, Chairman & CEO


ATTEST:



David A. Groom
Secretary                  (SEAL)


                            Exhibit 5

                   OPINION AND CONSENT OF LEGAL COUNSEL

                      DAVID WAGNER & ASSOCIATES, P.C.
                      Attorneys and Counselors at Law
                      8400 East Prentice Avenue
                      Penthouse Suite
                      Englewood, CO  80111

April 13, 2001

Board of Directors
RELIABLE POWER SYSTEMS, INC.
1450 West Evans
Denver,Colorado 80223


Gentlemen:

We have acted as counsel to RELIABLE POWER SYSTEMS, INC. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") covering registration under the Securities Act of 1933, as amended, of the 500,000 shares of the Company's common stock, no par value per share (the "Shares"), pursuant to the 2001 Stock Compensation Plan I of April 12, 2001, (the APlan@). As such, we have examined the Registration Statement and such other documents of the Company as we deemed appropriate under the circumstances.

Based upon the foregoing, and assuming that the Shares will be issued as set forth in the Plans and Registration Statement, at a time when effective, and that there will be full compliance with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated pursuant to said Acts, and in those states in which the Shares may be sold, we are of the opinion that, upon issuance of the Shares according to the Registration Statement and receipt of the consideration to be paid for the Shares, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company. This opinion does not cover any matters related to any re-offer or re-sale of the Shares by the Plan Beneficiary, once issued pursuant to the Plans as described in the Registration Statement.

This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based on our knowledge of the law and facts as of the date hereof. We assume no duty to communicate with the Company in respect to any matter which comes to our attention hereafter.

Very truly yours,

/s/ DAVID WAGNER & ASSOCIATES, P.C.
-----------------------------------

Consent:

We consent to the use of our opinion dated April 13, 2001 as an exhibit to the Registration Statement of RELIABLE POWER SYSTEMS, INC. and to the reference to our firm in the Registration Statement.

/S/ DAVID WAGNER & ASSOCIATES, P.C.
-----------------------------------



                             Exhibit 24.1

                              CONSENT OF
               INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated January 19, 2001 and March 6, 2001 as to Note 11 to the financial statements (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), which appears under Item 7 of the Annual Report on Form 10-KSB/A of Dencor Energy Cost Controls, Inc. for the year ended December 31, 2000.



GELFOND HOCHSTADT PANGBURN, P.C.

Denver, Colorado
April 12, 2001